Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Ronald L. Thigpen

President and Chief Operating Officer

Southeastern Bank Financial Corp.

706-481-1014

Southeastern Bank Financial Corp. Reports Second Quarter
2015 Earnings and Declares Dividend

AUGUSTA, Ga., July 24, 2015 – Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported quarterly net income of $5.7 million for the three months ended June 30, 2015, 2015, or $0.85 in diluted earnings per share, compared to $4.0 million, or $0.60 in diluted earnings per share, in the second quarter of 2014, an increase of 40.7 percent.

“We are pleased to report a significant increase in earnings over the year-ago period,” said President and Chief Operating Officer Ronald L. Thigpen. “The second quarter net interest income reflects an extraordinary impact from a significant payoff and recovery on a problem credit. The resolution of this credit contributed to an increase in net interest income and the negative provision for loan losses. Non-interest income reflected a 2.8 percent increase in service charges and an increase in gain on sale of loans from mortgage origination of 28.0 percent. Credit costs decreased further as asset quality continued to improve. Our balance sheet grew, as we experienced solid deposit growth. Loan growth continues to be a major challenge. Overall, we continue to perform well reflecting an annualized 1.27 percent return on average assets and an annualized 14.15 percent return on average equity for the second quarter of 2015.”

Total assets at June 30, 2015, were $1.8 billion, an increase of $62.2 million or 3.6 percent from December 31, 2014. Loans outstanding at the end of the second quarter were $969.0 million, a decrease of $15.7 million from December 31, 2014, and a decrease of $15.7 million from June 30, 2014. Total deposits were $1.5 billion at June 30, 2015, an increase of $70.5 million from December 31, 2014, and an increase of $2.5 million from June 30, 2014. Cash and cash equivalents totaled $78.1 million at the end of the second quarter of 2015.

Net interest income for the second quarter of 2015 totaled $13.9 million, a 6.9 percent increase from $13.0 million for the same period in 2014. Noninterest income for the second quarter totaled $4.0 million, a decrease from $4.5 million for the same period a year ago, primarily due to investment securities losses taken. The negative impact of investment losses was partially offset by higher mortgage origination volume and increased service charges and fees on deposits. Noninterest expense was $12.2 million in the second quarter of 2015, a 14.8 percent increase from a year ago resulting from increased salary and other operating expense. The higher operating expense reflected the fee to pay off a high rate Federal Home Loan Bank borrowing.

The net interest margin was 3.32 percent for the quarter-ended June 30, 2015, compared to 3.20 percent for the quarter-ended December 31, 2014, and 3.18 percent for the same period a year ago. Annualized return on average assets (ROA) was 1.27 percent for the second quarter of 2015, an increase from 0.93 percent for the same period a year ago, and annualized return on average shareholder’s equity (ROE) was 14.15 percent, an increase from 11.39 percent from the second quarter of 2014.

Nonperforming assets at June 30, 2015, were 0.86 percent of total assets, compared to 1.26 percent at December 31, 2014, and 1.28 percent at June 30, 2014. Net charge-offs for the second quarter of 2015 totaled negative 0.28 percent of average loans on an annualized basis (reflecting the large recovery), compared to 0.74 percent annualized in the fourth quarter of 2014 and 0.18 percent annualized in the second quarter of 2014. The company held $922 thousand in OREO at June 30, 2015, compared to $1.1 million at December 31, 2014, and $1.5 million at June 30, 2014.

The company’s loan-loss provision expense was a negative $2.7 million in the second quarter of 2015, compared to $547 thousand in the previous quarter, and $1.0 million in the second quarter a year ago. The allowance for loan losses at June 30, 2015, was $23.4 million, or 2.41 percent of loans outstanding, compared to $25.5 million, or 2.59 percent of loans outstanding, at December 31, 2014, and $26.9 million, or 2.73 percent of loans outstanding, at June 30, 2014.

“We continue to be challenged by the low level of loan demand, but we are encouraged by the increases in mortgage origination volume along with core deposit growth. Also, we took advantage of the extraordinary recovery by taking steps to improve our future net interest margin,” said Thigpen. “Our balance sheet remains strong and we are well positioned to support our customers and the community as loan demand continues to improve.”

On July 22, 2015, the company’s Board of Directors declared a regular quarterly cash dividend of $0.15 per share of common stock payable on August 21, 2015, to shareholders of record as of August 7, 2015. Based on the share price of $29.75 at the close of business on Thursday, July 23, 2015, this dividend represents an annualized yield to shareholders of 2.02 percent.

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.8 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C., operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, Ga. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement - Forward-Looking Statements

Statements made in this release by Southeastern Bank Financial Corporation (the Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Company’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets
(Dollars in thousands, except share data)

	June 30,
	2015	December 31,
Assets	(Unaudited)	2014
Cash and due from banks	$74,602	$33,286
Interest-bearing deposits in other banks	3,541	2,709
Cash and cash equivalents	78,143	35,995
Available-for-sale securities	677,063	644,465
Loans held for sale, at fair value	26,469	18,365
Loans	942,537	966,356
Less allowance for loan losses	23,372	25,506
Loans, net	919,165	940,850

Premises and equipment, net	27,723	27,842
Accrued interest receivable	5,982	5,898
Bank-owned life insurance	37,467	36,908
Restricted equity securities	3,936	4,398
Other real estate owned	922	1,107
Deferred tax asset	15,722	15,263
Other assets	2,372	1,690
	$1,794,964	$1,732,781
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$227,261	$196,624
Interest-bearing:
NOW accounts	391,651	354,038
Savings	539,023	521,570
Money management accounts	14,623	15,824
Time deposits	361,777	375,808
	1,534,335	1,463,864

Securities sold under repurchase agreements	649	10,678
Advances from Federal Home Loan Bank	56,000	64,000
Accrued interest payable and other liabilities	19,137	18,953
Due to broker	2,844	-
Subordinated debentures	20,000	20,000
Total liabilities	1,632,965	1,577,495

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized;
0 shares outstanding in 2015 and 2014, respectively	-	-
Common stock, $3.00 par value; 10,000,000 shares
authorized; 6,744,891 and 6,744,891 shares issued in
2015 and 2014, respectively; 6,744,843 and 6,744,160
shares outstanding in 2015 and 2014, respectively	20,235	20,235
Additional paid-in capital	63,377	63,096
Retained earnings	79,774	71,902
Treasury stock, at cost; 48 and 731 shares in
2015 and 2014, respectively	(1)	(18)
Accumulated other comprehensive (loss) income, net	(1,386)	71
Total stockholders’ equity	161,999	155,286
	$1,794,964	$1,732,781

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income
(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Interest income:
Loans, including fees	$12,187	$11,641	$23,712	$22,921
Investment securities	3,798	3,618	7,445	7,152
Interest-bearing deposits in other banks	17	18	34	33
Total interest income	16,002	15,277	31,191	30,106
Interest expense:
Deposits	1,451	1,586	2,911	3,174
Securities sold under repurchase agreements	2	2	5	3
Other borrowings	626	659	1,264	1,327
Total interest expense	2,079	2,247	4,180	4,504

Net interest income	13,923	13,030	27,011	25,602
Provision (Credit) for loan losses	(2,690)	1,011	(2,143)	2,068
Net interest income after provision for loan losses	16,613	12,019	29,154	23,534

Noninterest income:
Service charges and fees on deposits	1,843	1,792	3,587	3,421
Gain on sales of loans	1,758	1,373	3,312	2,192
Gain (loss) on sale of fixed assets, net	(62)	13	(61)	12
Investment securities gains (losses), net (includes ($897) and $26 for the three months ended and ($840) and $277 for the six months ended June 30, 2015 and 2014 accumulated other comprehensive income reclassifications for unrealized gains (losses) on available-for-sale securities)	(897)	26	(840)	277
Retail investment income	520	514	1,046	1,088
Trust service fees	355	319	691	642
Earnings from cash surrender value of
bank-owned life insurance	281	281	559	559
Miscellaneous income	221	205	444	423
Total noninterest income	4,019	4,523	8,738	8,614
Noninterest expense:
Salaries and other personnel expense	6,662	6,148	13,249	11,914
Occupancy expenses	1,030	987	2,048	1,931
Other real estate losses (gains), net	(46)	22	(112)	(13)
Prepayment fees	955	-	955	-
Other operating expenses	3,610	3,484	7,136	6,922
Total noninterest expense	12,211	10,641	23,276	20,754

Income before income taxes	8,421	5,901	14,616	11,394
Income tax expense	2,732	1,857	4,720	3,544
Net income	$5,689	$4,044	$9,896	$7,850

Other comprehensive income (loss):
Unrealized gain (loss) on derivatives	$608	$(288)	242	(643)
Unrealized gain (loss) on securities available-for-sale	(7,729)	6,811	(3,466)	15,298
Reclassification adjustment for realized (gain) loss
on securities, net of OTTI	897	(26)	840	(277)
Tax effect	2,421	(2,527)	927	(5,593)
Total other comprehensive income (loss)	(3,803)	3,970	(1,457)	8,785
Comprehensive income	$1,886	$8,014	$8,439	$16,635

Basic net income per share	$0.85	$0.61	$1.48	$1.18

Diluted net income per share	$0.85	$0.60	1.47	1.17

Weighted average common shares outstanding	6,702,843	6,681,253	6,698,948	6,680,945

Weighted average number of common and
common equivalent shares outstanding	6,713,661	6,686,332	6,710,415	6,682,954